COWEN TO ACQUIRE QUARTON INTERNATIONAL,
LEADING MIDDLE-MARKET FINANCIAL ADVISORY FIRM

Quarton to Complement Cowen’s Full-Service Financial Services Offering and Strengths

Acquisition Creates Global, Cross-Border Investment Banking Platform
with Significant Scale
Cowen Increases Share Repurchase Program to $25 Million

New York, NY, November 20, 2018 – Cowen Inc. (NASDAQ: COWN) (“Cowen” or the “Company”) and Quarton International AG and affiliated Quarton entities (collectively, “Quarton International”) today announced the signing of a definitive agreement under which Cowen will acquire privately-held Quarton International, a leading global financial advisory company serving the middle market. The definitive agreement has been approved by Cowen’s board of directors and Quarton International’s shareholders and governing bodies. This transaction is expected to close by January 2, 2019.

Quarton International is the result of the 2015 merger of Switzerland- and Germany-based Blue Corporate Finance (founded 2001) and Detroit-based Quarton Partners (founded 2010), and has a team of 70 professionals across ten offices in Europe and the U.S. With its international expertise, extensive financial sponsor relationships and unique domain knowledge, especially in the industrial and technology verticals, Quarton has demonstrated significant success scaling its M&A, restructuring and financial advisory services in the worldwide middle market.

“The combination of Cowen and Quarton International creates a tremendous opportunity for our firms, our teams and especially our clients,” said Jeffrey M. Solomon, Cowen’s Chief Executive Officer. “Quarton International’s significant advisory business to the middle market in Europe and the U.S. complements Cowen’s existing merger advisory platform, as well as our breadth and strength in capital markets activities. Together, our two companies create a global, cross-border investment banking platform that is not only dedicated to helping our clients consistently outperform, but also provides greater scale and revenue diversification enabling us to achieve our targeted returns on equity on a more sustainable basis.”

Larry Wieseneck, Co-President of Cowen and Company, added, “We are excited to welcome Quarton International’s impressive team to Cowen. Their focus and dedication to their clients have made them highly respected and preferred advisors in the middle market, especially in the private equity and family office communities. This aligns perfectly with recent initiatives at Cowen to more effectively deliver the full breadth of our capabilities to these critical investors and will enable us to provide our clients with strong cross-border expertise and access to public and private financing sources across the capital structure.”

Andre Augier, Chairman and CEO of Quarton International North America, and Andreas Kinsky, European Co-Founding Partner, said in a joint statement, “We are thrilled to be joining forces with Cowen. Its full-service platform of markets and investment banking services provides us with the scale and resources to continue growing our middle-market advisory business and creating outstanding value for the private equity firms and business owners we serve throughout Europe and the U.S. Just as important, Cowen’s entrepreneurial spirit is a natural fit for the strong culture and unique approach we have built at Quarton International. We are all delighted to be joining the outstanding Cowen team.”

Under the definitive agreement, Cowen will acquire 100% of Quarton International’s equity interests for upfront consideration of $75 million, subject to net working capital and other customary adjustments as set forth in the definitive agreement, with additional contingent consideration of $40 million that would become payable dependent on the achievement of certain performance milestones by Quarton International.  In addition, Cowen has agreed with Quarton International to establish a retention bonus pool for Quarton International employees following the completion of the acquisition.  All consideration, including pursuant to any employee retention program, is to be comprised of 80% cash and 20% Cowen Class A common stock.

Willkie Farr & Gallagher LLP served as legal advisor to Cowen. Freeman & Co. acted as financial advisor to Quarton International, and Debevoise & Plimpton as legal advisor to Quarton International.

Approval of Increase in Existing Share Repurchase Program

On November 19, 2018, Cowen's Board of Directors approved a $16.8 million increase in the Company's share repurchase program. With this increase, the total amount available for repurchase under the program is now $25.0 million. Since the program was announced in 2011, Cowen has repurchased approximately $154 million of shares, or 9.8 million shares, under the existing share repurchase program.

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Conference Call with Management
Management of Cowen will host a conference call to discuss the transaction today, November 20, 2018, at 8:30 AM ET. The call can be accessed by dialing (855) 760-0961 (US / Canada) or (484) 747-6320 (international). The passcode for the call is 2396226. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations section of Cowen’s website at investor.cowen.com/events.

A replay of the call will be available beginning at 11:30 AM ET, November 20, 2018, through 11:30 AM ET, November 27, 2018. To listen to the replay of this call, please dial (855) 859-2056 (US / Canada) or (404) 537-3406 (international) and enter passcode 2396226. The webcast replay and presentation slides will also be available on the Company’s website at investor.cowen.com/events.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division.  The Company’s broker dealer division offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing and commission management services.  Cowen’s investment management segment offers actively managed alternative investment products.  Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform.  Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

About Quarton International
Quarton International is the result of a combination of the two leading financial advisory companies Blue Corporate Finance and Quarton Partners in December 2015. With offices in Berlin, Detroit, Frankfurt, Graz, Indianapolis, Leipzig, London, Minneapolis, Munich and Zurich, the firm provides the global middle market with M&A advisory, private capital raising and other corporate finance services. The principals of Quarton International have a combined track record of more than 1,000 transactions in more than 30 different countries with a total volume exceeding $50 billion.

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Contacts

Cowen Investor Relations:

Stephen Lasota, Chief Financial Officer
+1 212-845-7919

Nancy Wu
+1 646-562-1259

Liolios Group, Inc.
Matt Glover, Cody Slach, Najim Mostamand, CFA
+1 949-574-3860
COWN@liolios.com

Cowen Media:

Lynda Caravello
+1 646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
+1 646-569-5897|
dg@gagnierfc.com

Quarton International:

André Augier (U.S.)
+1 248-594-0400
aaugier@quartoninternational.com

Andreas Kinsky (Europe)
akinsky@quartoninternational.com

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